Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Ronald E. Stanley and Elizabeth K. Lanier, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of US Airways, Inc. for the fiscal year ended December 31, 2004, and any and all amendments thereto, and other documents in connection therewith and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This 28th day of February, 2005.

David G. Bronner Chairman of the Board	Hans Mirka Director

Robert L. Johnson Director	George M. Philip Director

Cheryl G. Krongard Director	William D. Pollock Director

Bruce R. Lakefield Director	William T. Stephens Director

John A. McKenna, Jr. Director